Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. DECLARES DIVIDENDS TO SERIES I AND II CLASS B SHAREHOLDERS

LITTLE ELM, Texas, March 28, 2007—Retractable Technologies, Inc. (AMEX: RVP) announced today that its board of directors has declared dividends to holders of Series I Class B and Series II Class B Convertible Preferred Stock in the amount of $270,000 and $790,000, respectively.  Dividends have accrued at 10% per annum and cover amounts in arrears from July 1, 2004 through date of conversion or June 30, 2007, whichever is applicable.  The dividends will be paid on July 24, 2007 to shareholders of record as of the close of business on July 2, 2007.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to maintain and quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson and Company, Inc., in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

 rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com